March 2, 2006

Mr. Ed Wilson
Fox Broadcasting Company
10201 West Pico Blvd
Los Angeles, CA 90053

Re: Fox-4Kids Term Sheet Amendment

Dear Ed:

Reference is made to the Fox Broadcasting Company (“FOX”) and 4Kids Entertainment, Inc. (“Company”) Saturday Morning Programming Block Time License Minimum Terms dated as of January 18, 2002 (“Term Sheet”) as amended on December 9, 2005 and January 31, 2006.

FOX and Company hereby agree to amend the Term Sheet as follows:

    1.        Paragraph 2 of the Term Sheet is hereby deleted in its entirety and is replaced by the following:

    “a.        Company hereby agrees to extend the Programming Term until September 8, 2008. In consideration of the extension of the Programming Term, Company shall pay FOX a “Time Buy Fee” of $20 million in cash for the 2006-2007 Broadcast Season and $20 million in cash for the 2007-2008 Broadcast Season. The “Time Buy Fee” shall be payable in accordance with the following payment schedule:

DUE DATE	PAYMENT
October 1, 2006	$5,000,000

January 5, 2007	$5,000,000

April 1, 2007	$5,000,000

July 1, 2007	$5,000,000

October 1, 2007	$5,000,000

January 5, 2008	$5,000,000

April 1, 2008	$5,000,000

July 1, 2008	$5,000,000

    b.        FOX shall have the option but not the obligation to lease the Block for the 2008-2009 Broadcast Season. If FOX elects to lease the Block for the 2008-2009 Broadcast Season, FOX shall be required to lease the Block to Company in accordance with the provisions of this Paragraph 2.b.

        FOX shall notify Company in writing by no later than August 31, 2007 regarding whether FOX intends to lease the Block for the 2008-2009 Broadcast Season. If FOX notifies Company that FOX will be leasing the Block, Company shall be obliged to lease the Block from FOX for the 2008-2009 Broadcast Season in accordance with the terms and conditions of the Term Sheet (as amended by this letter amendment) except that Company shall pay FOX a “Time Buy Fee” of $20 million which shall be payable in accordance with the following payment schedule:

DUE DATE	PAYMENT
October 1, 2008	$5,000,000

January 5, 2009	$5,000,000

April 1, 2009	$5,000,000

July 1, 2009	$5,000,000

The Programming Term shall be extended until September 7, 2009.

    c.        If FOX elects in its sole discretion to lease the Block for the 2009-2010 Broadcast Season, FOX will so notify Company by no later than November 1, 2008. Commencing on November 15, 2008 and ending on December 15, 2008 (“Negotiation Term”), Company will have the exclusive right to negotiate with FOX the terms and conditions under which the Programming Term may be extended. If Company and FOX do not reach agreement on or prior to December 15, 2008, then, until March 30, 2009, FOX shall not enter into an agreement with a third party for the rights offered to Company on terms that are more favorable to such third party than the terms of the last offer made by FOX to Company during the Negotiation Term without first offering such terms to Company. Such negotiation rights and first refusal rights shall be in accordance with FOX’s standard terms.

2.     Paragraph 3 of the Term Sheet is hereby amended by adding the following new provision Paragraph 3.g.:

    “g.        Company acknowledges that in markets where Fox Television Stations (“FTS”) owns and operates two stations (“Duopoly Markets”), FOX shall have the right to move the Block to the non-Fox network station owned by FTS (“NFN Station”) subject to the following conditions:

    (i)        FOX shall, in each instance, consult with Company on the timing of any move to an NFN Station, and shall provide at least 90 days notice to Company to allow for minimal viewer disruption. Unless otherwise agreed to in writing by Company, FOX shall not move the Block to an NFN Station during the “hard eight” advertising period between October 1st and December 20th.

(ii) Fox agrees to use reasonable commercial efforts and work in consultation with Company to maximize viewer awareness of the station change to the NFN Station.

    (iii)        If the day and time period that the Block is scheduled to be telecast on the NFN Station is different from the day and time period that the Block is telecast on the Fox network station, FOX and Company shall mutually agree on the day and time period that the Block will be telecast on the NFN Station.

    (iv)        If FTS sells any NFN Station to which the Block has been moved or FTS is no longer controlling the day or time period in which the Block is airing on such NFN Station such that the Block is no longer telecast, FOX shall be required, at no expense to Company, to provide Company with a comparable clearance for the Block in such Duopoly Market.

    (v)        FOX shall notify Nielsen that the FOX network has shifted affiliations for those time periods in each of those Duopoly Markets where the Block has been moved to an NFN Station so that Nielsen includes such NFN Station in the computation of the weekly network ratings (i.e, non-syndication) for the Block on the FOX network.

Notwithstanding anything herein to the contrary, if any transfer of the Block from a FOX network station to an NFN Station results in the Block not qualifying for the weekly Nielsen ratings of the FOX network or the Block not receiving a rating for one or more NFN Stations, FOX shall not have the right to move the Block to such NFN Station without obtaining Company’s prior written approval.

3.     Paragraph 4 of the Term Sheet is hereby amended by adding the following new provision Paragraph 4.d.

    “d.        In the event that Company intends to program any teen programming in the Block during the Programming Term, then Company shall notify FOX thereof in writing not later than 60 days (“New Programming Notice”) prior to programming such teen programming. FOX and Company agree to negotiate in good faith for such period of time, not to exceed 30 days from the time of FOX’s receipt of a New Programming Notice, regarding the terms pursuant to which such teen programming may be programmed (which terms will include among other things that, notwithstanding anything to the contrary, and without limitation to any other terms, herein, the commercial split for such teen programming shall be as follows: FOX will retain two minutes per broadcast half-hour and Company will retain seven minutes per broadcast half-hour as well as the balance of the promotional time and programming time for such broadcast half-hour in the Block. It is understood and agreed that Company will not program any teen programming in the Block except as agreed to in writing by Company and FOX.

    4.        Paragraph 5.a. of the Term Sheet is hereby deleted in its entirety and is replaced by the following:

“a.	As consideration for all rights granted to Company hereunder, Company shall pay to FOX a “Time Buy Fee,” in cash of $25,312,500 for each of the 2002-2003 Broadcast Season, the 2003-2004 Broadcast Season, the 2004-2005 Broadcast Season and the 2005-2006 Broadcast Season. The Time Buy Fee shall be paid on the basis of the payment schedule set forth in Paragraph 5.b. below. The Time Buy Fee shall be subject to adjustment as provided in this Term Sheet”.

5.     Paragraph 5.c. of the Term Sheet is hereby deleted in its entirety.

6.     Paragraph 7 of the Term Sheet is hereby amended by adding the following sentence at the end thereof:

        “For the avoidance of doubt, during the extension of the Programming Term provided for pursuant to this amendment, FOX will provide the Company, at no cost to the Company, with the following services: Nielsen data, commercial integration, access to the STBS billing system, transmission to the network and such other services that FOX has provided to Company from the 2002 — 2003 Broadcast Season to date.

7.     Paragraph 12 of the Term Sheet is hereby deleted in its entirety.

Except as specifically amended herein, the Term Sheet, and all other terms and conditions therein, remain in full force and effect. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Term Sheet. “

Please confirm that the foregoing satisfactorily sets forth our agreement by signing the enclosed copy of this letter and returning it to me.

4KIDS ENTERTAINMENT, INC. BY: /s/ Samuel R. Newborn March 14, 2006

Agreed to and Accepted:

FOX BROADCASTING COMPANY

By:  /s/ Ed Wilson

March 14, 2006